UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2007
WEBSIDESTORY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31613	33-0727173
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10182 Telesis Court, 6th Floor, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 546-0040
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     This Current Report on Form 8-K is filed by WebSideStory, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.
Item 1.01. Entry into a Material Definitive Agreement; Item 1.02. Termination of a Material Definitive Agreement; Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant; Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On February 23, 2007, the Company entered into a Loan and Security Agreement with Silicon Valley Bank, a California corporation (the “Bank”), which provides for a $15 million, senior secured revolving credit facility for the Company through February 22, 2009. Amounts borrowed under the Loan and Security Agreement bear interest at a rate per annum equal to either (i) 0.25 percent less than the Bank’s most recently announced “prime rate” or (ii) the London Interbank Offered Rate (LIBOR) plus 2.50 percent, as selected by the Company. Interest on each advance under the revolving credit facility will be paid in arrears on the applicable interest payment date, as determined in accordance with the Loan and Security Agreement. In connection with the execution of the Loan and Security Agreement, the Company paid the Bank a $15,000 commitment fee and has agreed to pay the Bank certain fees, costs and expenses incurred by the Bank in connection with the agreement. All advances made under the Loan and Security Agreement are guaranteed by any present or future domestic subsidiary of the Company (collectively, the “Guarantors”), including Visual Sciences, LLC, a Delaware limited liability company (“Visual Sciences”), and WebSideStory Search and Content Solutions, Inc., a California corporation (“WSCS,” and together with Visual Sciences, the “Secured Guarantors”), and are secured by a first priority security interest in substantially all present and future personal property of the Company and the Secured Guarantors, other than intellectual property rights of the Company and its subsidiaries (which the Company has agreed to maintain free of liens) and the capital stock of any direct or indirect foreign subsidiary. Advances under the revolving credit facility will be used by the Company for working capital, to repay the outstanding principal and accrued interest under the Company’s $20 million aggregate principal amount of senior notes (the “Senior Notes”) issued to former members and option holders of Visual Sciences in connection with the Company’s merger with Visual Sciences on February 1, 2006, and to fund the Company’s general business requirements.
     Under the Loan and Security Agreement, the Company is subject to certain limitations, including limitations on its ability to incur additional debt, sell assets, make certain investments or acquisitions, grant liens, pay dividends and enter into certain merger and consolidation transactions, among other restrictions. The Company is also subject to financial covenants with respect to a minimum consolidated adjusted quick ratio and a minimum level of earnings before stock-based compensation, taxes, depreciation and amortization.
     Subject to the terms and conditions of the Loan and Security Agreement, including, as applicable, certain customary cure periods and notice requirements, each of the following, among other events, constitutes an event of default under the Loan and Security Agreement: (a) the Company fails to pay interest or principal when due; (b) the Company fails to comply with its covenants in the Loan and Security Agreement; (c) the Company experiences a material adverse change; and (d) certain bankruptcy events. Upon the occurrence of an event of default under the Loan and Security Agreement, the principal and accrued interest under the revolving credit facility then outstanding may be declared due and payable.
     On February 23, 2007, the Company borrowed $5 million under the revolving credit facility and repaid approximately $15 million of the Company’s outstanding Senior Notes. The Senior Notes repaid by the Company on February 23, 2007 included those held by the Company’s current chief executive officer, president and member of the Company’s board of directors and the chief technology officer of Visual Sciences, among others. As a result of the Company borrowing $5 million under the revolving credit facility, the Company’s obligations under the remaining approximately $5 million of outstanding Senior Notes have become due and payable. The Company has agreed under the terms of the Loan and Security Agreement to repay all outstanding Senior Notes no later than March 9, 2007.
     A description of the Senior Notes and the Company’s merger with Visual Sciences is set forth in the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 7, 2006, and is incorporated herein by reference. The foregoing summary is qualified in its entirety by the terms of the Loan and Security Agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of February 23, 2007 between WebSideStory, Inc. and Silicon Valley Bank

10.2	Form of Security Agreement dated as of February 23, 2007 between each of the Secured Guarantors and Silicon Valley Bank

10.3	Form of Unconditional Guaranty of each of the Guarantors dated as of February 23, 2007 in favor of Silicon Valley Bank

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSIDESTORY, INC.
Date: February 27, 2007	By:	/s/ Andrew S. Greenhalgh
Andrew S. Greenhalgh
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of February 23, 2007 between WebSideStory, Inc. and Silicon Valley Bank

10.2	Form of Security Agreement dated as of February 23, 2007 between each of the Secured Guarantors and Silicon Valley Bank

10.3	Form of Unconditional Guaranty of each of the Guarantors dated as of February 23, 2007 in favor of Silicon Valley Bank